Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	Telephone: +692-625-3602
RRE Commercial Center	Email: dreeder.rmi@gmail.com
Majuro, MH 96960	r.simpson@simpson.gr

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

June 19, 2018

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to the Company, which is organized under the laws of the RMI.  This opinion is in connection with the Registration Statement on Form S-3 (File No. 333-204580), including the prospectus included therein, filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 29, 2015, as amended prior to the date hereof (the “Registration Statement”) and as supplemented by the prospectus supplement, filed with the Commission on June 18, 2018 (the “Prospectus Supplement”) with respect to the issuance and sale by the Company of 7,015,000 shares of its common stock, par value U.S. $0.01 per share (collectively, the “Shares”).

In rendering this opinion, we have examined copies of the following documents:

(A)                               the Registration Statement, and

(B)                               the Prospectus Supplement.

We have made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion.  We have also relied upon the statements, representations and certificates of officers or other representatives of the Registrants, public officials and others as to factual matters only.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.                                      The Shares have been duly authorized by the Company.

2.                                      The Shares, when and to the extent issued and delivered against payment therefor in accordance with the resolutions of the board of directors of the Company authorizing their issuance and in the manner described in the Registration Statement, will be legally issued, and the Shares will be fully paid and non-assessable.

We express no opinion as to any laws other than the laws of the RMI (the “Relevant Laws”).  The opinions expressed herein are based upon the Relevant Laws and interpretations, and the facts and circumstances in existence, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby authorize the addressee of this opinion to file it as an exhibit to a Current Report on Form 8-K of the Company and consent to the incorporation by reference of this opinion into the Registration Statement and the reference to us under the captions “Legal Matters” in the prospectus that is a part of the Registration Statement and the Prospectus Supplement, without admitting that we are an “expert” within the meaning of the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement or the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of said Act.

Very truly yours,

/s/ Dennis J. Reeder

Reeder & Simpson PC